UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 19, 2011

FNB UNITED CORP.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-13823	56-1456589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 South Fayetteville Street, Asheboro, North Carolina		27203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (336) 626-8300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 19, 2011, FNB United Corp. received a written notice from The Nasdaq Stock Market of the Nasdaq Hearing Panel’s determination to grant FNB United’s request to remain listed on The Nasdaq Stock Market, subject to certain conditions. These conditions include: (1) FNB United’s announcing on or before October 31, 2011 the closings of its acquisition by merger of Bank of Granite Corporation and its $310 million recapitalization plan, (2) FNB United’s filing on or before October 31, 2011 a current report on Form 8-K containing pro forma financial statements demonstrating in excess of $2.5 million in shareholders’ equity, and (3) FNB United common stock’s maintaining on or before November 18, 2011 a closing bid price of $1.00 or more for a minimum of ten consecutive trading days. To comply fully with the exception granted by the Hearing Panel, FNB United must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq Stock Market.

The Nasdaq Hearing Panel’s decision followed FNB United’s appeal of the Nasdaq staff’s determination that FNB United had not provided a definitive plan evidencing its ability to achieve near-term compliance with the continued listing requirements and standards of The Nasdaq Capital Market, including, in particular, Rule 5550(a)(2), the bid price rule, and Rule 5550(b)(1), the minimum shareholders’ equity standard. The Hearing Panel concluded that FNB United has presented a definitive plan to regain compliance with both the shareholders’ equity and bid price requirements for continued listing and that the plan, once executed, will support the requirements for continued listing.

Although FNB United may request that the Nasdaq Listing and Hearing Review Council review the Hearing Panel’s decision, it does not intend to do so. The Listing Council may, however, on its own motion, determine to review the Hearing Panel’s decision within 45 calendar days after the date of the decision. If the Listing Council determines to review the decision, it may affirm, modify, reverse, dismiss or remand the decision to the Hearing Panel. FNB United common stock continues to trade on The Nasdaq Capital Market under the symbol “FNBN.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB UNITED CORP.

Date: August 23, 2011	By	/s/ Mark A. Severson
Mark A. Severson
Executive Vice President

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